Exhibit 5.1

[On General Mills, Inc. Letterhead]

August 5, 2008

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426

Re: Registration Statements on Form S-3

Nos. 333-116779 and 333-75808

Ladies and Gentlemen:

I am Vice President, Deputy General Counsel of General Mills, Inc., a Delaware corporation (the “Company”), and I and those under my supervision have acted as counsel to the Company in connection with the Registration Statements on Form S-3 (Nos. 333-116779 and 333-75808) (collectively, the “Registration Statements”) and a Prospectus Supplement dated July 31, 2008 to the Prospectus dated September 20, 2004 (collectively, the “Prospectus Supplement”) relating to the offer and sale by the Company under the Registration Statements of $700,000,000 aggregate principal amount of the Company’s 5.250% Notes due 2013 (the “Notes”). The Notes are to be issued under an Indenture, dated as of February 1, 1996 (the “Indenture”), between the Company and U.S. Bank National Association (formerly known as First Trust of Illinois, National Association), as Trustee (the “Trustee”), and sold pursuant to an Underwriting Agreement, dated July 31, 2008 (the “Underwriting Agreement”), among the Company, Banc of America Securities LLC, Barclays Capital Inc. and Goldman, Sachs & Co.

I or those under my supervision have examined such documents and have reviewed such questions of law as I have deemed necessary and appropriate for the purposes of furnishing this opinion.

In rendering my opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have relied as to matters of fact (but not to legal conclusion), to the extent I deem proper, on certificates of responsible officers of the Company and public officials.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner specified in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) My opinions are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

(b) My opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c) I express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

(d) I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

My opinions expressed above are limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to myself under the caption “Validity of the Notes” in the Prospectus Supplement.

Very truly yours,

/s/ Janice L. Marturano

Janice L. Marturano